Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) of BurgerFi International, Inc. (“BurgerFi” or the “Company”) after giving effect to the acquisition of Hot Air, Inc. and Subsidiaries (“Hot Air”). On November 3, 2021, BurgerFi closed on its Stock Purchase Agreement to acquire 100% of the equity interests in Hot Air (the “Transaction”). Hot Air through its subsidiaries, owns and operates upscale casual dining restaurants in the specialty pizza and wings segment under the trade name Anthony’s Coal Fired Pizza and Wings (“Anthony’s”). As of December 31, 2021, Hot Air had 61 corporate-owned locations in Florida, Delaware, Pennsylvania, New Jersey, New York, Massachusetts, Maryland and Rhode Island.

Under the Stock Purchase Agreement, BurgerFi acquired Hot Air in exchange for the issuance of common stock and redeemable preferred stock with a fair value of $75.9 million. The number of newly issued shares of common stock was based on the 30-day volume-weighted average price per share on the day before closing, subject to a daily cap of $14.25 per share and floor of $10.25 per share. The number of newly issued shares of redeemable preferred stock were based on a price per share of $25.00.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 (the “Pro Forma Statement of Operations”) gives effect to the Transaction as if it was consummated on January 1, 2021. The historical consolidated financial information has been adjusted in the Pro Forma Statement of Operations to reflect the pro forma impact of the Transaction. The Pro Forma Statement of Operations does not include the effects of any transactions that took place subsequent to December 31, 2021 or any potential debt or equity offerings.

The Pro Forma Statement of Operations does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Transaction. The Pro Forma Statement of Operations are not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed on the date assumed, nor are they necessarily indicative of the future operating results or financial position of the combined company. There were no transactions or balances between BurgerFi and Hot Air during the periods presented in the Pro Forma Statement of Operations that required elimination as if BurgerFi and Hot Air were consolidated during the period presented. The assumptions and estimates underlying the unaudited adjustments to the Pro Forma Statement of Operations are described in the accompanying notes, which should be read together with the Pro Forma Statement of Operations.

The Pro Forma Statement of Operations have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of BurgerFi included in its Annual Report on Form 10-K and the unaudited condensed consolidated financial statements of Hot Air for the nine months ended October 4, 2021 included in BurgerFi’s Form 8-K filed with the Securities and Exchange Commission on January 3, 2022.

BurgerFi International, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2021

(in thousands, except for per share data)	Historical		Pro Forma Adjustments	Notes		Pro Forma Combined
	BurgerFi Consolidated (includes Hot Air post-acquisition period)	Hot Air January 5, 2021 through November 1, 2021
REVENUE
Restaurant sales	$57,790	$100,120				$157,910
Royalty and other fees	8,021	—				8,021
Royalty—brand development and co-op	1,987	—				1,987
Franchise fees	1,069	—				1,069

TOTAL REVENUE	68,867	100,120	—			168,987
Restaurant level operating expenses:
Food, beverage and paper costs	17,153	29,525				46,678
Labor and related expenses	16,272	30,535				46,807
Other operating expenses	12,039	21,125				33,164
Occupancy and related expenses	4,940	9,265				14,205
Impairment	114,797	—				114,797
General and administrative expenses	17,300	7,435				24,735
Depreciation and amortization expense	10,060	9,963	(6,198)	4(a	)	13,825
Share-based compensation expense	7,573	1,253				8,826
Brand development and co-op advertising expense	2,462	—				2,462
Pre-opening costs	1,905	107				2,012

TOTAL OPERATING EXPENSES	204,501	109,208	(6,198)			307,511

OPERATING LOSS	(135,634)	(9,088)	6,198			(138,524)
Other income (expense), net	2,047	(4,741)	555	4(e	)	(2,139)
Gain on change in value of warrant liability	13,811	—				13,811
Interest expense	(1,406)	(2,881)	(3,302)	4(b), 4(d	)	(7,589)

Loss before income taxes	(121,182)	(16,710)	3,451			(134,441)
Income tax expense	(312)	(2,009)	(1,794)	4(f	)	(4,115)

Net Loss	$(121,494)	$(18,719)	$1,657			$(138,556)

Weighted average common shares outstanding
Basic	18,408,247	—	2,904,629	4(c	)	21,312,876
Diluted	18,624,447	—	2,904,629	4(c	)	21,529,076
Net loss per common share
Basic	$(6.60)	—	—			$(6.50)
Diluted	$(7.20)	—	—			$(7.02)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of presentation

The Pro Forma Statement of Operations is derived from the historical financial statements of BurgerFi and Hot Air to give effect to the Transaction with Hot Air as if it had occurred on January 1, 2021.

Hot Air’s fiscal year ends on the Monday closest to December 31. The Hot Air consolidated statement of operations presented herein represents the fiscal period from January 5, 2021 through November 1, 2021. The revenue and income for the fiscal period is not materially different than what would be reported for BurgerFi’s fiscal period through the acquisition date (January 1, 2021 through November 3, 2021).

The Pro Forma Financial Information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. In order to prepare the Pro Forma Financial Information, BurgerFi performed a review of Hot Air accounting policies to identify significant differences from BurgerFi’s accounting policies used to prepare BurgerFi’s historical financial statements and no significant differences were noted.

The Pro Forma Statement of Operations is provided for illustrative purposes only and does not purport to represent what the combined Company’s actual consolidated results of operations would have been had the Transaction occurred on the date assumed, nor is it indicative of the combined Company’s future consolidated results of operations. The actual results reported in periods following the Transaction may differ significantly from those reflected in the Pro Forma Statement of Operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these Pro Forma Statement of Operations and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Transaction.

Note 2. Purchase price

The purchase price presented below was based on the terms of the acquisition. The Pro Forma Financial Information includes various assumptions, including those related to the Company’s shares issued in connection with the acquisition and the fair value of BurgerFi’s stock. The purchase price is summarized as follows (in thousands, except for share and per share amounts):

Total BurgerFi common shares issued*	3,076,031
BurgerFi share price**	$8.31

Fair value of common stock issued	$25,562
Fair value of preferred stock issued	$46,906
Fair value of option consideration shares***	$3,403

Total fair value of stock issued	$75,871

*

Common shares were calculated based on the 30-day volume-weighted average price per share (with a per day cap of $14.25 per share and a minimum per day of $10.25) calculated based on the 30-day period prior to the closing date.

**	BurgerFi’s closing stock price as of November 2, 2021
***

Represents the estimated fair value of Hot Air’s in-the-money outstanding stock options that were converted to common stock of BurgerFi (“Option Consideration Shares”) attributable to pre-combination service recorded as part of the purchase consideration.

The $46.9 million is an estimate of the fair value of the preferred stock, as determined by a third-party valuation firm. The terms of the preferred stock include the future accrual of dividends beginning upon the earlier of (1) September 15, 2024 and (2) the date on which Hot Air’s lenders are refinanced or repaid in full. From and after this date, dividends will accrue on paid-in-kind (PIK) and cumulative basis at 7% per annum, compounded quarterly, increasing at 0.35% per quarter with no maximum interest rate. In the event Hot Air’s bank debt is refinanced or repaid in full prior to September 15, 2024 and the preferred stock is not redeemed in full, the dividend rate will be 5% per annum, compounded quarterly, until September 15, 2024, at which time the dividend rate will resume to 7%. In the event BurgerFi fails to timely redeem the preferred stock as required by the following paragraph, the dividend rate will increase to the lesser of (a) 10% (increasing by an additional 0.35% each quarter thereafter) or (b) the maximum rate allowed under applicable law, unless waived by a majority of the holders of the preferred stock.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

At any time upon BurgerFi’s election or upon a Deemed Liquidation Event (including a change of control) or Qualified Financing, as defined in the Certificate of Designation, the preferred stock will be redeemable at a per share amount equal to the Series A original issue price ($25.00 per share, adjusted for any stock dividend, split or similar event) plus any accrued and unpaid dividends for each share held. In addition, the preferred stock will be mandatorily redeemable upon the sixth anniversary of the closing date (November 3, 2021).

Note 3. Purchase Price Allocation

The purchase price allocation has been used to prepare the pro forma adjustments described in Note 4.

The following table summarizes the allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of November 3, 2021 (in thousands except share and per share amounts):

Common stock (3,076,031 shares x $ 8.31 per share)	$25,562
Preferred stock (2,120,000 shares x $ 25.00 per share)	46,906
Option consideration shares	3,403

Total purchase price consideration	$75,871

Estimated fair value of assets:
Cash	$5,522
Accounts receivable	597
Inventories	986
Prepaid expenses and other current assets	1,198
Deposits	464
Property and equipment	13,534

22,301
Estimated fair value of liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	15,451
Bank debt	68,424
Related party note payable	8,639
Other long-term liabilities	1,755

94,269
Net tangible assets	(71,968)
Intangible assets	67,344
Goodwill	80,495

Total consideration	$75,871

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 4. Pro forma adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Reflects the adjustment of historical property and equipment and intangible assets acquired by BurgerFi to their estimated fair values and the resulting change in depreciation and amortization expense.

The following table summarizes the estimated fair values of Hot Air’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life In Years	Period from January 5, 2021 through November 1, 2021 Amortization Expense
Trade names	$60,690	30	$1,686
Liquor licenses	6,654	Indefinite	—

	$67,344
Historical amortization expense			(5,464)

Pro forma adjustment to amortization expense			$(3,778)

The following table summarizes the estimated fair values of Hot Air’s property and equipment along with their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life In Years	Period from January 5, 2021 through November 1, 2021 Amortization Expense
Leasehold improvements	$6,997	5	$1,166
Kitchen equipment and other equipment	4,465	6	620
Computers and office eqiupment	390	6	54
Furniture & fixtures	1,626	6	226
Vehicles	55	5	9

	$13,533
Historical depreciation expense			(4,495)

Pro forma adjustment to depreciation expense			$(2,420)

(b)	The adjustment of $3.2 million represents the accretion of the preferred stock to its estimated redemption value for the period from January 5, 2021 through November 1, 2021.

(c)	Represents the increase in the weighted average shares in connection with the issuance of 3,076,031 shares of common stock to finance the acquisition and 409,524 Option Consideration Shares.

(d)

BurgerFi paid down approximately $8.3 million of Hot Air’s outstanding debt at closing pursuant to the terms of the Transaction. Interest expense of $0.3 million has been adjusted to reflect the debt principal reduction in the pro forma statement of operations for the period from January 5, 2021 through November 1, 2021.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The related party note payable has no stated interest rate. The estimated fair value is approximately $8.6 million based on the net present value using a discount rate of 5.75%. Therefore, the Pro Forma Statement of Operations includes an adjustment to increase interest expense by $0.4 million for the period from January 5, 2021 through November 1, 2021 relating to imputed interest.

(e)

Accrued management fees of $3.3 million were forgiven by the stockholders of Hot Air and therefore not assumed by BurgerFi as part of the transaction. Accordingly, the Pro Forma Statement of Operations includes adjustments to other expense of $0.6 million for the period from January 5, 2021 through November 1, 2021, which represents the management fee expense recorded by Hot Air during that period.

(f)

Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 27.05%, excluding the change in fair value of preferred stock, which represents a permanent difference for tax purposes.